EXHIBIT 5.1

THE LAW OFFICE OF JILLIAN SIDOTI
38730 Sky Canyon Drive Suite A Murrieta, CA 92596 (323) 799-1342 (951) 224-6675 www.jilliansidoti.com

March 24, 2014

VIA ELECTRONIC MAIL

Hunt Keith
Chief Executive Officer
American Critter College, Inc.
271 Serenity Place
Newport, Virginia 24128

Re:	American Critter College, Inc. (the “Company”) Registration Statement on Form S-1

To whom it may concern:

I have been retained by the Company, in connection with the Registration Statement (the "Registration Statement") on Form S-1, relating to the offering of 1,000,000 shares of Common Stock of the Company and 11,203,085 shares already sold. You have requested that I render my opinion as to whether or not the securities proposed to be issued on terms set forth in the Registration Statement will be, or in the case of the sold shares, are, validly issued, fully paid, and non-assessable.

In connection with the request, I have examined the following:

1. Certificate of Incorporation of the Company;
2. Bylaws of the Company;
3. The Registration Statement; and
4. Unanimous consent resolutions of the Company’s Board of Directors.

I have examined such other corporate records and documents and have made such other examinations, as I have deemed relevant.

Based on the above examination, I am of the opinion that the 1,000,000 shares of Common Stock of the Company to be issued pursuant to the Registration Statement are validly authorized and, when issued in accordance with the terms set forth in the Registration Statement, will be validly issued, fully paid and non-assessable under the corporate laws of the State of Delaware, including the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws. Further, I am of the opinion that the 11,203,085 shares of Common Stock of the Company already issued pursuant to the Registration Statement are validly authorized, are validly issued, fully paid and non-assessable under the corporate laws of the State of Delaware, including the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under “Experts” in the related Prospectus. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission.

Sincerely,

Jillian Ivey Sidoti, Esq.

JIS/du